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                                                                Exhibit 99(c)

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE


CONTACTS: Carmen Duarte                        John Cusolito
          OneBeacon Insurance Group            Liberty Mutual Insurance Group
          One Beacon Street                    275 Berkley Street
          Boston, MA 02108                     Boston, MA
          p: 617.725.6598 f: 617.725.7357      p: 617. 574.5512 f: 617.574.5637
          cduarte@onebeacon.com                john.cusolito@libertymutual.com


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  LIBERTY MUTUAL AND ONEBEACON REACH DEFINITIVE AGREEMENT ON BUSINESS TRANSFER
                     - PARTNERSHIP GOES LIVE NOVEMBER 1ST -
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(BOSTON, MA - OCTOBER 31, 2001) - Liberty Mutual Group and OneBeacon, a wholly owned subsidiary of White Mountains Insurance Group, Ltd. (NYSE: WTM), have reached a definitive agreement regarding the previously announced partnership that transfers business and operations in 42 states and the District of Columbia from OneBeacon to Liberty Mutual's Regional Agency Markets business unit. Beginning November 1, Liberty Mutual will assume new and renewal commercial and personal lines business produced by OneBeacon agents within the 42 states and the District of Columbia. OneBeacon will continue to participate in the future results of this business for up to five years through reinsurance agreements. Service agreements have been put in place to ensure a smooth transition. Specialty operations, including agribusiness and ocean marine that is produced by OneBeacon agents within those 42 states and the District of Columbia are not transferring to Liberty Mutual.


         OneBeacon and Liberty Mutual Group announced an agreement in principle on September 5. Since that time, transition teams from both organizations have been preparing for the transfer of business and operations. The partnership is expected to add $1.5 billion of personal and commercial lines business to Liberty Mutual's Regional Agency Markets business unit. The vast majority of OneBeacon staff in the affected


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territories will receive offers of employment from the local Regional Agency
Markets companies. Business and operations in the northwest are being transferred to Liberty Northwest, a separate subsidiary of the Liberty Mutual Group. Liberty Northwest has been a specialty workers compensation provider in the Pacific Northwest since 1984.


         Liberty Mutual has been building a national organization of regional property and casualty companies that distribute insurance products solely through independent agents. Those companies currently have in total direct written premiums of approximately $2.1 billion.

     o   Northeast - Peerless Insurance

     o   Midwest - Indiana Insurance

     o   Mountain - Colorado Casualty Insurance Co.

     o   California - Golden Eagle Insurance Corp.

     o   Southeast - Montgomery Insurance Companies

     o   Specialty - Summit Holdings Southeast and GoAmerica Auto Insurance

         As a result of this partnership, two new companies will be formed - America First for the four-state Gulf operation and Hawkeye-Security, a OneBeacon legacy brand, for the eight Central states.


         Edmund F. Kelly, Liberty Mutual Group chairman, president and chief executive officer, states, "This is an important milestone for the Liberty Mutual Group. We are committed to being a multi-channel property and casualty company. This agreement provides the added breadth and scale in our independent agent distribution system that is essential to achieving that goal."

         Roger L. Jean, president of Liberty Mutual's Regional Agency Markets business unit, states, "The addition of the OneBeacon operations underscores the commitment of the Liberty Mutual Group to the independent agency system. We are enthusiastic about


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this added strength and about the expertise of the OneBeacon employees who will be joining us."

         Adds Ray Barrette, managing director and CEO of OneBeacon, "The spirit of partnership has been tremendous as we have prepared for this date. Each of the Liberty Mutual regional leadership teams has extended itself to welcome both staff and agents to their local operations. We are confident that this opportunity will continue to evolve with positive results for everyone."

         Going forward, OneBeacon is focused on building upon its strengths in the Northeast and emerging as the super-regional company for independent agents in that territory. OneBeacon also operates in select specialty businesses, like Folksamerica Re and International Marine Underwriters.

         Boston-based Liberty Mutual is a diversified international group of insurance companies and one of the largest multi-line insurers in the North American property and casualty industry. The group has more than $54 billion in consolidated assets, more than $67 billion in assets under management, $13.5 billion in consolidated revenue and ranks 121st on the Fortune 500 list of largest corporations in the United States. The A.M. Best Company has rated Liberty "A+" (Superior). Along with being the leading provider of workers compensation insurance, programs and services in the United States for 65 years, Liberty Mutual provides a wide range of products and services, including general liability, commercial auto and business property; group life and disability; private passenger auto and homeowners insurance; individual life and annuities, international programs and financial services.

         Headquartered in Boston, Massachusetts, OneBeacon Insurance Group has an A.M. Best rating of A (excellent) and offers a wide range of personal, commercial and specialty products and services, which are sold exclusively through select independent agents. OneBeacon is a wholly owned subsidiary of White Mountains Insurance Group,


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Ltd., of Hamilton, Bermuda and whose principal executive offices are in
Hanover, New Hampshire.

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               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                          LITIGATION REFORM ACT OF 1995

The information contained in this press release may contain forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers, (ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position, and
(iv) loss reserves and other balance sheet items established by White Mountains subsequently proving to have been inadequate. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.


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